Exhibit 99.1

ntl Incorporated completes offering of senior notes and executes new senior credit facility

New York, New York (April 14, 2004) – ntl Incorporated (NASDAQ: NTLI) announced today the completion of the offering by its wholly-owned, newly-formed subsidiary ntl Cable PLC of senior notes and the entering into of a new £2.425 billion senior credit facility at ntl Investment Holdings Limited.

The senior notes are comprised of a £375 million aggregate principal amount tranche bearing interest at 9.75% due 2014, a $425 million aggregate principal amount tranche bearing interest at 8.75% due 2014, a €225 million aggregate principal amount tranche bearing interest at 8.75% due 2014 and a $100 million aggregate principal amount floating rate tranche due 2012, bearing interest of 3-month LIBOR plus 5.00%.

The new senior credit facility comprises of three tranches:  tranche A of £1.275 billion bearing interest of LIBOR plus 2.25%, tranche B of £900 million equivalent bearing interest of LIBOR plus 2.75% and tranche C of a £250 million revolver bearing interest of LIBOR plus 2.25%.  Tranche C has not been drawn.

Proceeds from the offering, in conjunction with cash on hand and the funding under the new credit facility, under which £2.175 billion has been drawn, were used to repay in full the existing senior credit facility, most of which had been due 2005, as well as to redeem the outstanding ntl Triangle debentures due 2007 and the Diamond Holdings notes due 2008 in May 2004 (after the requisite notice period has expired).

Scott Schubert, Chief Financial Officer of ntl said: “These transactions represent the final major steps in restructuring ntl’s balance sheet.  Together with our rights offering, which was successfully completed in November 2003, these measures have reduced the Company’s debt by 25% to approximately £3 billion and annual interest expense by 40% to approximately £225 million.

 “I am very pleased with the substantial improvements we have made in ntl’s capital structure.  We have put in place a solid foundation and are in a position to enjoy continued profitable growth in 2004 and beyond.”

The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Accordingly, the notes will be offered and sold within the United States under Rule 144A only to “qualified institutional buyers” and outside the United States in accordance with Regulation S under the Securities Act.

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